Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

Iconix Brand Group Inc.
New York, New York

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting a part of this Registration Statement of our report dated October 7, 2005, relating to the consolidated financial statements of JBC Holdings, LLC and Subsidiaries for the year ended December 31, 2004 and 2003, appearing in the Company’s Report on Form 8-K/A for the event dated July 22, 2005.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP New York, New York
June 28, 2006